Exhibits 8.1 and 23.1

December 20, 2006

J.P. Morgan Acceptance Corporation I
270 Park Avenue
New York, New York 10017

Re:

J.P. Morgan Acceptance Corporation I.,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for J.P. Morgan Acceptance Corporation I, a Delaware corporation (the “Company”), in connection with the issuance of the Company’s Asset-Backed Pass-Through Certificates, Series 2006-WMC4 (the “Certificates”), pursuant to a prospectus dated September 21, 2006, as supplemented by a preliminary prospectus supplement dated December 14, 2006 and a prospectus supplement dated December 15, 2006 (the “Base Prospectus,” the “Preliminary Prospectus Supplement” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-130192) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on April 3, 2006.  As set forth in the Prospectus, the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of December 1, 2006  (the “Pooling Agreement”), among the Company, as depositor, J.P. Morgan Mortgage Acquisition Corp., as seller (the “Seller”), JPMorgan Chase Bank, National Association, as servicer (the “Servicer”), The Bank of New York, as securities administrator (the “Securities Administrator”),  Pentalpha Surveillance LLC, as trust oversight manager (the “Trust Oversight Manager”) and U.S. Bank National Association, as trustee (the “Trustee”).

We have examined a form of the Pooling Agreement, forms of the Certificates, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have examined such laws, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

 (i)

Under existing law, assuming compliance with all provisions of the Pooling Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates, other than the Residual Certificates and exclusive of any right to receive payments from, or any obligation to make payments to, the Net WAC Reserve Fund or the Supplemental Interest Trust will evidence ownership of “regular interests” in a REMIC within the meaning of the Code; each of the Net WAC Reserve Fund and the Supplemental Interest Trust will be an “outside reserve fund” within the meaning of Treasury Regulations Section 1.860G-2(h); and each Residual Certificate will be considered to represent the sole class of “residual interest” in one or more REMICs within the meaning of Section 860G(a)(2) of the Code established under the Pooling Agreement.

(ii)

The statements contained under the caption “Material Federal Income Tax Consequences” in the Base Prospectus and “Material Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.

We hereby consent to the filing of this letter and to the references to this firm under the heading “Material Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus, Preliminary Prospectus Supplement or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP